JPMorgan Funds - J.P. Morgan Fleming Mutual Fund Group, Inc.
Rule 10f-3 Transactions
For the period from July 1, 2015 to December 31, 2015

The following securities were purchased pursuant to Rule 10f-3 and all requirements of the Rule 10f-3 Procedures of the Funds:

Fund JPMorgan Mid Cap Value Fund
Trade Date 11/18/15
Issuer Match Group, Inc. (MTCH) IPO
Cusip 57665R106
Shares 566,700
Offering Price $12.00
Spread $0.66
Cost $6,800,400
Dealer Executing Trade BofA Merrill Lynch
% of Offering  purchased by firm 2.97%
Syndicate Members J.P. Morgan / Allen & Company LLC / BofA Merrill Lynch / Deutsche Bank Securities / BMO Capital Markets / Barclays / BNP Paribas / Cowen and Company / Oppenheimer & Co. / PNC Capital Markets LLC / Societe Generale / Fifth Third Securities